Exhibit 99.1

     ADVANCIS PHARMACEUTICAL TO RAISE $24 MILLION THROUGH PRIVATE PLACEMENT
                                OF COMMON EQUITY

GERMANTOWN, Md., April 9 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced that it has entered into definitive purchase agreements for the private placement of 10,155,000 shares of its common stock and warrants to purchase 7,616,250 shares of common stock, at a price of $2.36375 per unit. Each unit consists of one share of the Company's common stock and a warrant to purchase 0.75 shares of common stock. The transaction is expected to raise approximately $24 million in gross proceeds.

The warrants have a five year term and an exercise price of $2.27 per share. The transaction is expected to close later this month. Investors in the offering include existing shareholders and several additional new institutional investors. Pacific Growth Equities, LLC acted as placement agent for the transaction.

The Company intends to use the proceeds from the financing to support the regulatory approval process of its Amoxicillin PULSYS product candidate and for working capital and general corporate purposes.

"Coupled with our already-announced cost reduction initiatives, we believe the proceeds from this financing will provide sufficient capital to fund our operations through the first quarter of 2008, barring any unforeseen developments," stated Edward M. Rudnic, Ph.D., president and CEO of Advancis. "We are very pleased to have received the support from our existing investors and several new investors in this financing, and believe that this transaction provides necessary capital to fund our business operations and also allows us to explore other strategic alternatives."

The shares sold in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission ("SEC") or through an applicable exemption from SEC registration requirements. The shares and warrants were offered and sold only to institutional and accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the common stock issued in the private placement and issuable upon the exercise of the warrants.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of the Company.

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Completion of the financing described in this news release is subject to customary closing conditions. If any of the conditions to closing are not satisfied, the closing may not be completed.

The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) raise additional capital and continue as an ongoing concern, (2) increase Keflex 750mg capsules sales, (3) obtain FDA approval for its Amoxicillin PULSYS product candidate, (4) successfully reduce costs, (5) maintain compliance with its outstanding credit facility with Merrill Lynch Capital, (6) reach profitability, (7) prove that the preliminary findings for its product candidates are valid, (8) receive required regulatory approvals, (9) successfully conduct clinical trials in a timely manner, (10) establish its competitive position for its products, (11) develop and commercialize products that are superior to existing or newly developed competitor products, (12) develop products without any defects, (13) have sufficient capital resources to fund its operations, (14) protect its intellectual property rights and patents,
(15) implement its sales and marketing strategy, (16) successfully attract and retain collaborative partners, (17) successfully commercialize and gain market acceptance for its Keflex products, (18) successfully obtain sufficient manufactured quantities of its drug products at acceptable rates, and (19) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             04/09/2007
    /CONTACT: Robert C. Low, Vice President, Finance & CFO, +1-301-944-6690, rlow@advancispharm.com, or Robert Bannon, Vice President, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corp./
    /Web site:  http://www.advancispharm.com /